Exhibit 10.49

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

LOCATION BASED TECHNOLOGIES, INC.

AND

DAVID M. MORSE, Jr.

Dated September 14, 2009

TABLE OF CONTENTS

i

7.	Miscellaneous		6
	7.1	Notices	6
	7.2	Governing Law	6
	7.3	Counterparts	6
	7.4	Indemnification for Brokerage	6
	7.5	Complete Agreement	7
	7.6	Interpretation	7
	7.7	Severability	7
	7.8	Knowledge; Due Diligence Investigation	7
	7.9	Expenses of Transactions	7
	7.10	Amendment	7
	7.11	Counterparts	7

SCHEDULES

Schedule 2.2	Instructions for Payment of Purchase Price
Schedule 3.3	Obligations of the Company
Schedule 3.4.1.1	Financial Statements Delivered to Buyer
Schedule 3.4.2	Changes in Financial Condition of the Company
Schedule 3.4.3	Defaults of the Company
Schedule 3.5	Liens of the Company
Schedule 3.8	Current Litigation
Schedule 3.9	Undisclosed Liabilities
Schedule 4.1	Stock Certificate Legend
Schedule 5.4	Use of Proceeds

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of September, 2009 by and between the Location Based Technologies, Inc., a Nevada corporation (the “Company”) and David M. Morse, Jr. (“Buyer”).

R E C I T A L S

A.           The Company is in the business of developing, marketing and selling high quality personal location devices through its Anaheim, California facility (the “Business”).

B.           The Company desires to sell to Buyer 129,870 shares of its common restricted stock (the “Shares”), and Buyer desires to acquire the Shares on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties and subject to the conditions contained herein, the parties hereto covenant and agree as follows:

1.           Agreement to Sell and Agreement to Purchase.

1.1           Purchase of Shares.  Simultaneously with the execution of this Agreement, on the terms and subject to the conditions set forth herein, the Company shall issue and sell to Buyer and Buyer shall purchase, acquire and accept from the Company, all the Shares.  The Company shall deliver to Buyer certificates representing the Shares against receipt of the Purchase Price (hereafter defined).

1.2           Closing.  The closing of the transactions herein contemplated (the “Closing”) shall take place at the offices of the Company in Anaheim, California, and be effective as of 5:00 p.m., local time, on the date hereof (the “Closing Date”).  All actions taken and all documents delivered at the Closing shall be deemed to have occurred simultaneously.

2.           Consideration to be Paid by Buyer.

2.1           Purchase Price for Shares.  The purchase price for the Shares (“Purchase Price”) shall be $0.77 per share for an aggregate of $100,000.00.  Warrant coverage will cover 25% of the aggregate value of the Purchase Price based on the closing day’s value of the market on the day good funds are received ($ per share) with a three (3) year term.

2.2           Payment of Purchase Price.  At the Closing, Buyer shall pay to the Company in immediately available funds by wire transfer (pursuant to the instructions set forth on Schedule 2.2) the Purchase Price against receipt of the Shares.

3.           Representations and Warranties of the Company.  The Company represents and warrants to Buyer that:

3.1           Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the laws of Nevada (the jurisdiction in which it was formed) with full power to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets.  The Company is duly authorized to do business and is in good standing in such other jurisdictions in which the Company is required to be so authorized.

3.2           Authorization of Agreement.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all other agreements and instruments to be executed by the Company has been duly executed and delivered by the Company, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3           Capitalization.  The authorized capital stock of the Company consists solely of (i) 300,000,000 shares of voting common stock, $0.001 par value, of which 96,873,547 shares are issued and outstanding and (ii) 30,000,000 shares of preferred stock, $0.001 par value, none of which shares are issued and outstanding.  All of the outstanding shares have been duly authorized, validly issued (free of all preemptive rights), are fully paid and nonassessable.  Any outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind obligating the Company to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in the Company are listed on Schedule 3.3 hereof.

3.4           Financial Condition.

3.4.1        Financial Statements.

3.4.1.1     The Company has made available (see www.sec.gov)  to Buyer the financial statements (collectively, the “Financial Statements”) listed on Schedule 3.4.1.1, together with the report thereon of the Company’s independent certified public accountants where applicable.

3.4.1.2     To the Company’s best knowledge, the Financial Statements fairly present in all respects the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements and reflect the consistent application of accounting principles throughout the periods involved in accordance with generally accepted accounting principles.

3.4.2        Absence of Certain Changes.  Except as disclosed on Schedule 3.4.2, since November 30, 2008 (the “Balance Sheet Date”) there has not been (i) any change in the financial condition, results of operations, assets, business, or prospects of the Company as described in its filings with the Securities and Exchange Commission (“SEC Filings”) or otherwise that could have a material adverse effect on the assets, results (financial or otherwise), business or prospects of the Company (a “Material Adverse Effect”); (ii) any damage, destruction or loss, whether or not covered by insurance, that could have a Material Adverse Effect; (iii) any sale or transfer of any of the assets of the Company, except sales in the ordinary course of the business of inventory or immaterial amounts of other tangible personal property; (iv) any commitment by the Company to any capital expenditure to be paid after the Closing in excess of $100,000 for any individual commitment or $500,000 in the aggregate; (v) any incurrence of additional indebtedness for borrowed money or entering into long term contracts or commitments by the Company to be performed after the Closing Date; (vi) any alteration in any respect of the Company’s practices and policies relating to the payment and collection of accounts receivable; (vii) any failure to operate the Company in the ordinary course of business consistent with past practice; (viii) any increase in, or commitment to increase, the compensation payable or to become payable to any of the Company’s executive employees or any bonus payment (other than as included as an accrued liability on the Company’s balance sheet) or similar arrangement made to or with any of the Company’s executive employees; (ix) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional fringe benefits; (x) any material alteration in the manner of keeping the Company’s books, accounts or records, (xi) any transaction with any affiliate of the Company; (xii) any material tax election or establishment or increase in a reserve for taxes or other liabilities on its books or otherwise provided therefore, except for taxes or other liabilities relating to the ordinary course operations of the Company since the Balance Sheet Date; (xiii) any liens claims or encumbrances placed upon the Company’s assets; or (xiv) any material transaction entered into by the Company not in the ordinary course of business.

3.4.3        No Default.  Except as disclosed in the Company’s balance sheet as of the Balance Sheet Date, or on Schedule 3.4.3, the Company is not in default with respect to any liabilities or obligations, and all such liabilities or obligations shown and reflected in such balance sheet and such liabilities incurred or accrued subsequent to such Balance Sheet Date have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business.

3.5           Assets of the Company.  The Company owns, or has valid leasehold interests in, or licenses to, all of the assets required or necessary to operate the Business of the Company as it is now being conducted.  Except for liens reflected on the May 31, 2008 balance sheet, or on Schedule 3.5 hereof, the Company’s assets are free and clear of all liens.

3.6           Material Contracts.  The Company’s SEC Filings contain copies of all material contracts to which the Company is a party, and the Company has made copies of such contracts available to Buyer as requested by Buyer.

3.7           Labor and Employment Matters.  No collective bargaining agreement exists that is binding on the Company and no proceedings have been instituted by an employee or group of employees seeking recognition of a bargaining representative.  No organizational effort currently is being made or threatened by or on behalf of any labor union to organize any employees of the Company.  The employment arrangements for executive management of the Company are set forth in the material contracts included with the Company’s SEC Filings.

3.8           Litigation.  Except as set forth in the Company’s SEC Filings or on Schedule 3.8 hereof, there are no material claims or litigation pending against the Company.

3.9           No Undisclosed Liabilities.  Except as and to the extent specifically reflected or reserved against in the Company’s balance sheet as of the Balance Sheet Date or on Schedule 3.9 hereof, the Company has no liabilities or obligations of any kind, including, without limitation, environmental, employment, ERISA or income tax obligations, whether absolute, accrued, contingent or otherwise.

3.10         Compliance with Law.  To the Company’s knowledge it has not violated and its business as presently conducted does not violate, in any material respect any Federal, state, local or foreign laws, regulations, permits, licenses, governmental authorizations or orders, and the Company has not received any notice of any such violation.

4.           Representations and Warranties of Buyer.  Buyer represents and warrants to the Company that:

4.1           Investment Intent.  Buyer is acquiring the Shares with the intention as of the date hereof of holding the Shares for purposes of investment.  Buyer acknowledges that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and Buyer has no intention as of the date hereof of selling the Shares in a public distribution in violation of Federal securities laws or any applicable state securities laws.  Buyer is an Accredited Investor (as defined in Rule 501 promulgated under the Act) and is able to bear the risk of an investment in the Shares including risks associated with holding the Shares for an extended period of time.  Buyer understands that the certificates representing the Shares will bear the legend set forth on Schedule 4.1 hereof.

4.2           Investigation.  Buyer, or its representatives, have reviewed the Company’s SEC Filings and other business records or information deemed necessary and have had an opportunity to ask questions of, and receive answers or requested documentation from, such officers of the Company as it deems necessary to undertake the investment in the Company contemplated by this Agreement.

5.           Covenants.

5.1           Form D.  The Company shall make its best efforts to timely file a Form D to the Shares as required under Regulation D promulgated by the Securities and Exchange Commission (“SEC”) and provide a copy thereof to Buyer.  The Company shall also make all filings and reports relating to the offer and sale of the Shares acquired under applicable securities laws of the United States following the Closing Date.

5.2           Reporting Status.  The Company shall use its commercially reasonable best efforts to timely file all reports required to be filed by the SEC pursuant to the Securities Exchange Act of 1934, as amended (“34 Act”), and the Company shall not terminate its status as an issuer required to file reports under the 34 Act even if the 34 Act or the rules and regulations thereunder would otherwise permit such termination.

5.3           Schedule 13D.  Buyer agrees to file a Schedule 13D, if applicable, with the SEC in a timely manner, and agrees to keep it current.

5.4           Use of Proceeds.  The Company will use the proceeds from the sale of the Shares for working capital purposes as more particularly described and in the amounts indicated in Schedule 5.4 attached hereto and incorporated herein by this reference.

5.5           Disclosure of Transaction.  As soon as reasonably possible following the Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated herein.

5.6           Conduct of the Business of the Company.  After the Closing Date, the Company will continue to conduct the operations of the business of the Company in the ordinary course and will maintain the assets, properties and rights of the Company in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear.

6.           Indemnification.  In consideration of Buyer’s execution and delivery of this Agreement and acquiring the Shares thereunder, and in addition to all of the Company’s other obligations under the Agreement, the Company shall defend, protect, indemnify and hold harmless Buyer from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether Buyer is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Buyer as a result of, or arising out of or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Agreement or any other certificate, instrument or document contemplated hereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby, (c) any cause of action, suit or claim brought or made against Buyer and arising out of or resulting from the execution, delivery, performance or enforcement of the Agreement in accordance with the terms hereof or any other certificate, instrument or document contemplated hereby, or (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

6.1           Claims for Indemnification.  Whenever any claim shall arise for indemnification hereunder, Buyer shall promptly notify the Company of the claim and, when known, the facts constituting the basis for such claim; provided however, that a failure to provide such notice will not reduce the indemnification obligation hereunder unless, and only to the extent that, such failure to deliver notice materially prejudices the Company.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Company shall specify, if known, the amount or an estimate of the amount of the liability potentially arising therefrom.  The Buyer shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Company, which will not be unreasonably withheld.

6.2           Manner of Indemnification.  Any indemnification by the Company of the Buyer shall be effected by payment of cash, wire transfer or delivery of a certified or official bank check in immediately available funds in the amount of the Indemnification Liability.

6.3           Limitations on Indemnification.  All representations and warranties made by the Company herein or in any instrument or document furnished in connection herewith shall survive the Closing only for a period of 12 months, except for the representations and warranties contained in Sections 3.2 and 3.3, which shall not expire.  Buyer shall not be entitled to assert a claim for indemnification under this Section 6 unless (i) such claim is asserted in writing prior to 12 months following the Closing Date, or (ii) such claim relates to any of the matters set forth in the first sentence of this Section 6.3, which may be asserted at any time prior to the expiration of such representations.

6.4           Sole Basis for Recovery.  The parties intend Article 6 to be the exclusive method for compensating Buyer for claims relating to the Company and the transactions contemplated by this Agreement.

6.5           Insurance.  With respect to any matter covered by this Article 6, the Company shall use reasonable efforts to assert a claim under any applicable insurance policy and any indemnification claim shall be net of any insurance proceeds received by the Buyer.

7.           Miscellaneous.

7.1           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by fax during normal business hours of the recipient, the next business day if sent by a national overnight delivery service, charges prepaid, or three days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

7.2           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

7.3           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

7.4           Indemnification for Brokerage.  Buyer and the Company each represent and warrant that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby.  In addition to the indemnification obligations contained in Section 6, each party hereto agrees to indemnify and hold harmless the others from any claim or demand for commissions or other compensation by any broker, finder or similar agent who is or claims to have been employed by or on behalf of such ply.

7.5           Complete Agreement.  This Agreement, the Schedules hereto and the documents delivered pursuant to this Agreement form or will form the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

7.6           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.7           Severability.  Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

7.8           Knowledge; Due Diligence Investigation.  All representations and warranties contained herein which are made to the knowledge of the Company shall mean to the knowledge of David M. Morse, Joseph Scalisi and Desiree Mejia (“Executive Officers”).  The Executive Officers shall be deemed to have “knowledge” of a matter for purposes of the warranties and representations contained herein if such matter has come, or should reasonably be expected to have come, to the attention of the Executive Officers of the Company after conducting a reasonable investigation.

7.9           Expenses of Transactions.  All fees, costs and expenses incurred by Buyer or the Company in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the same.

7.10         Amendment.  The terms of this Agreement can be amended only by a written agreement of the Buyer and the Company.

7.11         Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

IN WITNESS WHEREOF, the undersigned duly execute this Agreement as of the date first written above.

COMPANY:

LOCATION BASED TECHNOLOGIES, INC.
a Nevada corporation

By: /s/ Joseph F. Scalisi
Joseph F. Scalisi, Co-President & Board Member

By: /s/ Desiree Mejia
Desiree Mejia, Secretary

BUYER:

By: /s/ David M. Morse, Jr
David M. Morse, Jr